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                                                                      EXHIBIT 23

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the incorporation by reference in the Registration Statements, Form S-8 No. 333-101121 -- Pactiv Corporation 2002 Incentive Compensation Plan, Form S-8 No. 333-33484 -- Pactiv Corporation Employee Stock Purchase Plan, and Form S-8 No. 333-90333 -- Tenneco Packaging Inc. Thrift Plan for Hourly Employees and Tenneco Packaging Inc. Thrift Plan, of our report dated January 21, 2004, except for Note 19, as to which date is March 15, 2004, with respect to the consolidated financial statements and schedule of Pactiv Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP
Chicago, Illinois
March 15, 2004